Exhibit_10.4

CONSULTANT AGREEMENT

This CONSULTANT AGREEMENT (this “Agreement”), dated July 20, 2020 (the “Effective Date”), is entered into by and between Stuart F. Simpson (the “Consultant”) and Surgalign Holdings, Inc., (f/k/a RTI Surgical Holdings, Inc.) a Delaware corporation (“Surgalign”) (each individually a “Party”, and collectively the “Parties”).

BACKGROUND

Surgalign is a global medical technology company advancing the science of spine care, focused on delivering innovative solutions that drive superior clinical and economic outcomes (the “Business”). The Consultant possesses and wishes to offer certain knowledge and expertise to Surgalign that are expected to be of assistance to the Business and Surgalign desires to receive the benefits of the Consultant’s knowledge and expertise.

The Consultant has simultaneously been elected as the Chairman of the Board of Directors (the “Board of Directors”) of Surgalign. It is expected that his services under this Agreement will significantly exceed the customary duties of the Chairman of the Board of Directors.

Accordingly, in consideration of the above and the mutual covenants contained in this Agreement, Surgalign and the Consultant agree as follows:

TERMS

1 – CONSULTING MATTERS

1.1The Consultant shall provide the consulting services (“Services”) as Surgalign’s:  (a) Chief Executive Officer or his designee; (b) Lead Independent Director; or (c) Board of Directors may from time to time request. The Services to be provided by the Consultant may be adjusted from time to time as mutually agreed to in writing by the Parties.  It is expected that the Consultant shall devote up to two days per week to the performance of the Services.

1.2The Consultant shall perform the Services in a professional manner, in compliance with all applicable federal, state and local laws, rules and regulations (“Laws”), including, without limitation, Laws regulating insider trading.

1.3This Agreement shall in no way detract from or impair the Consultant’s authority and responsibilities as Chairman of the Board of Directors.

1.4At each quarterly meeting of the Board of Directors, the Consultant shall deliver a report concerning his activities over the preceding quarter and plans for the upcoming quarter.

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2 – COMPENSATION

2.1The Consultant shall receive the following compensation for Services performed under this Agreement, as requested by Surgalign:

2.1.1	Cash compensation of $275,000 per year for time engaged in rendering Services for Surgalign (the “Annual Compensation”), payable in 12 equal monthly installments.

2.1.2

On the Effective Date, Surgalign and the Consultant are entering into the Restricted Stock Award Agreement attached as Exhibit A to this Agreement (the “Equity Compensation”). The Consultant acknowledges that the Equity Compensation is a one-time equity grant, with an approximate aggregate value of $825,000 as of the Effective Date, awarded in consideration for his entering into this Agreement and his expected contributions over the term of this Agreement. The Equity Compensation shall vest in equal annual installments over three years.

2.1.3	Reimbursement for reasonable and documented out-of-pocket expenses incurred by the Consultant in connection with performance of the Services.

2.1.4

For the avoidance of doubt, the Annual Compensation shall be in lieu of, and not in addition to, any other cash payments that members of the Board of Directors are otherwise entitled to receive. The Equity Compensation is intended to be in lieu of, and not in addition to, any equity award Consultant may have otherwise received as a member of the Board of Directors during the term of this Agreement as specified in Section 5.1.

3 – CONFIDENTIAL INFORMATION

3.1 During the term of this Agreement, as may be extended, and for a period of one year following the termination or expiration of this Agreement, the Consultant agrees to keep in confidence and not use any Confidential Information in any manner, other than for the sole purpose of assisting Surgalign pursuant to this Agreement. As used in this Agreement, “Confidential Information” means Surgalign trade secrets, processes, methods, know-how and other information related to the Business including, but not limited to, surgical implants, and associated patents and patent applications, trade secrets, know‑how, inventions, surgical instruments, technical data, drawings or specifications, testing and/or production methods, business or financial information, research and development activities, product and marketing plans, medical records, and customer and supplier information, which are proprietary or of a confidential nature. The obligations of the Consultant under this Section 3 shall survive expiration or termination of this Agreement.

3.2The Consultant shall not disclose, publish, communicate, or reveal Surgalign’s Confidential Information to any third party unless:

a.	express prior written permission is given by Surgalign; or

b.

in the event Confidential Information is required to be disclosed to comply with applicable Laws, or with a court or administrative order, the Consultant shall: (i) provide Surgalign with prompt notice upon learning that such disclosure is required; (ii) use reasonable commercial efforts to assist Surgalign in taking all reasonable and lawful actions as deemed prudent by Surgalign to obtain confidential treatment for the Confidential Information

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for which disclosure is sought; and (iii) minimize the extent of such disclosure.

3.3The provisions of this Agreement regarding confidentiality and non-use of Confidential Information will not apply to, and Confidential Information does not include, information which:

a.	was independently developed or discovered by the Consultant without use or benefit of Surgalign’s Confidential Information, as demonstrated by the Consultant’s written records;

b.	is already available to the public;

c.	becomes available to the public through no fault of the Consultant; or

d.	is provided to the Consultant without obligations of confidentiality and non-use by a third party having the right to so provide such information.

3.4The Consultant shall not publish or share any Confidential Information developed or received under this Agreement without the prior written consent of Surgalign.

3.5Upon the expiration or termination of this Agreement, or within 10 days from receipt of request by Surgalign, the Consultant shall return to Surgalign all originals, copies, and summaries of documents, material, and other tangible manifestations of Confidential Information in the possession or control of the Consultant, and destroy all intangible manifestations thereof (e.g., electronic files). The obligation of the Consultant to return Confidential Information to Surgalign and to destroy all intangible manifestations of the Confidential Information shall survive until fulfilled.

3.6The Consultant acknowledges that Surgalign does business throughout the world and stipulates that the restrictions set forth in this Agreement are necessary to protect the legitimate business interests of Surgalign in guarding trade secrets and patentable subject matter, preserving the goodwill of its customers and business, preventing solicitation of its customers, and preventing the unauthorized use of its Confidential Information created under this Agreement.

4 – NON-SOLICITATION, NON-INTERFERENCE AND NON-COMPETITION

4.1During the term of this Agreement and for a period of 12 months after the expiration or earlier termination of this Agreement (the “Restricted Period”), the Consultant agrees that he shall not, except in the furtherance of performing the Services, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of Surgalign or any of its subsidiaries or affiliates to purchase goods or services then sold by Surgalign or any of its subsidiaries or affiliates from another person, firm, corporation or other entity relating to sales, distribution and/or research and development related to spine care, spine surgery and spine-related technology in the global spine market (the “Spine Business”) or assist or aid any other person or entity in identifying or soliciting any such customer relating to the Spine Business.

4.2During the Restricted Period, the Consultant agrees that he shall not, except in the furtherance of performing the Services, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, aid or induce any employee, representative or

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agent of Surgalign or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Surgalign or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; or (ii) interfere, or aid or induce any other person or entity in interfering, with the relationship between Surgalign or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors.  An employee, representative or agent shall be deemed covered by this Section 4.2 while so employed or retained and for a period of six months after the termination of employment or retention.

4.3The Consultant acknowledges that: (i) the Consultant will perform services of a unique nature for Surgalign that are irreplaceable, and that the Consultant’s performance of such services to a competing business (for the avoidance of doubt, in the Spine Business) may result in irreparable harm to Surgalign or its subsidiaries or affiliates; (ii) the Consultant has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against Surgalign or any of its subsidiaries or affiliates; and (iii) the Consultant will generate goodwill for Surgalign and its subsidiaries or affiliates in the course of the Consultant’s performance of the Services.  Accordingly, during the Restricted Period, the Consultant agrees that the Consultant will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with Surgalign or any of its subsidiaries or affiliates in the Spine Business in any country in which Surgalign conducts business.  Notwithstanding the above, nothing in this Section 4.3 shall prohibit the Consultant from being a passive owner of not more than one percent of the equity securities of a publicly traded corporation engaged in a business that is in competition with Surgalign or any of its subsidiaries or affiliates, so long as the Consultant has no active participation in the business of such corporation.

5 - TERM AND TERMINATION

5.1The term of this Agreement shall commence on the Effective Date and continue until the third anniversary of the Effective Date, unless otherwise terminated early as set forth in Section 5.2. This Agreement may be extended with the mutual written agreement of the Parties.

5.2Either Party may terminate this Agreement at any time, with or without cause, by providing the other Party with 30 days’ advance written notice. Sections 3, 4, 5.2 and 6 shall survive the termination or expiration of this Agreement.

6 – GENERAL PROVISIONS

6.1The Consultant represents and warrants that he is not cognizant of any issues that would be a conflict of interest with the terms and provisions of this Agreement or the Consultant’s performance under this Agreement.  In the event Surgalign or the Consultant identifies a conflict of interest issue, the identifying Party will promptly notify the other Party in writing, and the Parties will work together to rectify the conflict of interest issue.

6.2This Agreement may not be transferred or assigned by either Party, in whole or in part, except with the prior written consent of the other Party.

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6.3This Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law rules. Venue for any legal proceeding or action at equity or law arising out of or for purposes of this Agreement shall lie in the state courts of New Castle County, Delaware, or the United States District Court for the District of Delaware, and the Consultant agrees that such courts shall have personal jurisdiction over the Consultant and waives any objection to such jurisdiction. The prevailing Party in any dispute arising under, out of, or in relation to this Agreement shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing Party, at all levels of proceedings.

6.4Nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any license or rights under patents, trade secrets, know-how, copyrights, or other intangible rights of Surgalign other than those specifically set forth in this Agreement.

6.5The Parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of  this Agreement.

6.6In signing this Agreement, the Consultant gives Surgalign assurance that the Consultant has read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Section 3 and Section 4.  The Consultant agrees that these restraints are necessary for the reasonable and proper protection of Surgalign and its subsidiaries and affiliates and their respective Confidential Information and that the restraints are reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Consultant from obtaining other suitable consulting or employment during the period in which the Consultant is bound by the restraints.

6.7If it is determined by a court of competent jurisdiction that any restriction in Section 3 or Section 4 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

6.8In the event of any violation of the provisions of Section 3 or Section 4, the Consultant acknowledges and agrees that the post-termination restrictions contained in Section 3 and Section 4 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

6.9The right of either Party to terminate this Agreement, as provided under Section 5, shall not be an exclusive remedy, and either Party shall be entitled, if the circumstances warrant, alternatively or cumulatively, to damages for breach of this Agreement, or to an order or injunction requiring performance of the obligations of this Agreement or to any other remedy available at law or equity. Without limiting the generality of the above, the Consultant acknowledges and agrees that Surgalign’s remedies at law for a breach or threatened breach of any of the provisions of Section 3 or Section 4 may be inadequate and, in recognition of this fact, the Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Surgalign, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.

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6.10This Agreement constitutes the entire agreement and understanding of the Parties with regard to the subject matter of this Agreement and supersedes all prior discussions, negotiations, understandings and agreements between the Parties concerning the subject matter of this Agreement.  This Agreement may be amended only by written agreement of the Parties.  If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

6.11Each Party to this Agreement agrees to execute, acknowledge and deliver all such further instruments as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

6.12The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.13Any notice or other communication required under this Agreement shall be in writing and delivered to the other Party as follows:

Consultant:

Stuart F. Simpson
241 Highland Avenue
Ridgewood, New Jersey 07450

Surgalign:	With copy to:

Surgalign Holdings, Inc.	Surgalign Holdings, Inc.
520 Lake Cook Road, Suite 315	520 Lake Cook Road, Suite 315
Deerfield, Illinois 60015	Deerfield, Illinois 60015
Attention: Jonathon M. Singer	Attention: General Counsel
Chief Operating Officer

All notices shall be deemed duly served on the date delivered to the other Party at the address stated above, whether in person, or sent by Federal Express (or other similar recognized courier) postage prepaid. Either Party may change its address for purposes of this Agreement by giving the other Party written notice of such as provided in this Agreement.

6.14Surgalign and the Consultant each acknowledge that they are independent contractors with regard to the subject matter of this Agreement. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Surgalign and the Consultant.  Both Parties acknowledge that the Consultant is not an employee of Surgalign for state or federal tax purposes, workers’ compensation, or any other purpose or benefit. Neither the Consultant nor Surgalign shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect.

6.15This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

Stuart F. Simpson	Surgalign Holdings, Inc.

Signature:	By:
Stuart F. Simpson	Name: Terry M. Rich
Title: President and Chief Executive Officer
Date: July 20, 2020	Date: July 20, 2020

EXHIBIT A

Restricted Stock Award Agreement

See attached.

SURGALIGN HOLDINGS, INC.

RESTRICTED STOCK AGREEMENT

FOR

STUART F. SIMPSON

1.Award of Restricted Stock.  SURGALIGN HOLDINGS, INC., a Delaware corporation (the “Company”) hereby grants, as of July 20, 2020 (the “Date of Grant”), to Stuart F. Simpson (the “Recipient”), a number of restricted shares of the Company’s common stock (collectively the “Restricted Stock”) (rounded to the nearest whole number) equal to $825,000 based upon the closing price per share of the Company’s common stock on the Nasdaq Stock Market on the Date of Grant.  The Restricted Stock shall be subject to the terms, provisions and restrictions set forth in this Restricted Stock Agreement (this “Agreement”) and the Surgalign Holdings, Inc. 2018 Incentive Compensation Plan, as may be amended from time to time (the “Plan”), which is incorporated herein for all purposes.  As a condition to entering into this Agreement, and as a condition to the issuance of any Shares (or any other securities of the Company), the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan.  Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2.Vesting of Restricted Stock.

(a)General Vesting.  The shares of Restricted Stock shall become vested in the following amounts, at the following times and upon the following conditions, provided that the Continuous Service of the Recipient continues through and on the applicable Vesting Date:

Number of Shares of Restricted Stock	Vesting Date
1/3 of the Restricted Stock	07/20/2021
1/3 of the Restricted Stock	07/20/2022
the remainder of the Restricted Stock	07/20/2023

Except as otherwise provided in Sections 2(b), 2(c) and 4 hereof, there shall be no proportionate or partial vesting of shares of Restricted Stock in or during the months, days or periods prior to each Vesting Date, and all vesting of shares of Restricted Stock shall occur only on the applicable Vesting Date.

(b)Acceleration of Vesting Upon Change in Control.  In the event that a Change in Control of the Company occurs during the Recipient’s Continuous Service, the shares of Restricted Stock subject to this Agreement shall become immediately vested as of the date of the Change in Control.  Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes another award for this Restricted Stock award, then the vesting of the Restricted Stock shall not be accelerated as described in this paragraph (b).  For purposes of this paragraph, the Restricted Stock shall be considered assumed or substituted for if following the Change in Control the award substituting the Restricted Stock confers the right to receive, for each Share subject to the Restricted Stock award immediately prior to the Change in Control, on substantially the same vesting and other terms and conditions as were applicable to the Restricted Stock immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the vesting of the Restricted Stock shall be solely common stock of the successor company or its parent or subsidiary substantially equal to the fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control.  The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(c)Acceleration of Vesting at Company Discretion.  Notwithstanding any other term or provision of this Agreement, the Board or the Committee shall be authorized, in its sole discretion, based upon its review and evaluation of the performance of the Recipient and of the Company, to accelerate the vesting of any shares of Restricted Stock under this Agreement, at such times and upon such terms and conditions as the Board or the Committee shall deem advisable, provided that the minimum vesting requirements of Section 7(f) of the Plan have been satisfied.

(d)Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)“Committee” means the Compensation Committee of the Board of Directors of the Company.

(ii) “Non-Vested Shares” means any portion of the Restricted Stock subject to this Agreement that has not become vested pursuant to this Section 2.

(iii)“Vested Shares” means any portion of the Restricted Stock subject to this Agreement that is and has become vested pursuant to this Section 2.

3.Delivery of Restricted Stock.

(a)Issuance of Stock Certificates and Legends.  One or more stock certificates evidencing the Restricted Stock shall be issued in the name of the Recipient but shall be held and retained by the Records Administrator of the Company until the date (the “Applicable Date”) on which the shares (or a portion thereof) subject to this Restricted Stock award become Vested Shares pursuant to Section 2 hereof, subject to the provisions of Section 4 hereof.  All such stock certificates shall bear the following legends, along with such other legends that the Board or the Committee shall deem necessary and appropriate or which are otherwise required or indicated pursuant to any applicable stockholders agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO SUBSTANTIAL VESTING AND OTHER RESTRICTIONS AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.  SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES, AND INCLUDE VESTING CONDITIONS WHICH MAY RESULT IN THE COMPLETE FORFEITURE OF THE SHARES.

(b)Stock Powers.  The Recipient shall deposit with the Company stock powers or other instruments of transfer or assignment, duly endorsed in blank with signature(s) guaranteed, corresponding to each certificate representing shares of Restricted Stock until such shares become Vested Shares, on a form attached hereto as Exhibit B.  If the Recipient shall fail to provide the Company with any such stock power or other instrument of transfer or assignment, the Recipient hereby irrevocably appoints the Secretary of the Company as his attorney-in-fact, with full power of appointment and substitution, to execute and deliver any such power or other instrument which may be necessary to effectuate the transfer of the Restricted Stock (or assignment of distributions thereon) on the books and records of the Company.  In addition, the Company may require the spouse of the Recipient, if any, to execute and deliver to the Company the Consent of Spouse in the form attached hereto as Exhibit C.

(c)Delivery of Stock Certificates.  On or after each Applicable Date, upon written request to the Company by the Recipient, the Company shall promptly cause a new certificate or certificates to be issued for and with respect to all shares that become Vested Shares on that Applicable Date, which certificate(s) shall be delivered to the Recipient as soon as administratively practicable after the date of receipt by the Company of the Recipient’s written request.  The new certificate or certificates shall continue to bear those legends and endorsements that the Company shall deem necessary or appropriate (including those relating to restrictions on transferability and/or obligations and restrictions under the Securities Laws).

4.Forfeiture of Non-Vested Shares.  If the Recipient’s Continuous Service with the Company and the Related Entities is terminated for any reason, any Shares of Restricted Stock that are not Vested Shares and, that do not become Vested Shares pursuant to Section 2 hereof as a result of such termination, shall be forfeited immediately upon such termination of Continuous Service and revert back to the Company without any payment to the Recipient.  If the Recipient breaches any restrictive covenant applicable to the Recipient through a Company policy, plan, or agreement between the Recipient and Company, all Non-Vested Shares (and upon written demand by the Company, in its sole and absolute discretion, any Vested Shares) shall be forfeited immediately upon such breach and revert or be transferred by the Recipient back to the Company without any payment to the Recipient.  The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of Non-Vested Shares pursuant to this Section 4.

5.Rights with Respect to Restricted Stock.

(a)General.  Except as otherwise provided in this Agreement, the Recipient shall have, with respect to all of the shares of Restricted Stock, whether Vested Shares or Non-Vested Shares, all of the rights of a holder of shares of common stock of the Company, including without limitation (i) the right to vote such Restricted Stock, (ii) the right to receive dividends, if any, as may be declared on the Restricted Stock from time to time, and (iii) the rights available to all holders of shares of common stock of the Company upon any merger, consolidation, reorganization, liquidation or dissolution, stock split‑up, stock dividend or recapitalization undertaken by the Company; provided, however, that all of such rights shall be subject to the terms, provisions, conditions and restrictions set forth in this Agreement (including without limitation conditions under which all such rights shall be forfeited).   Any Shares issued to the Recipient as a dividend with respect to shares of Restricted Stock shall have the same status and bear the same legend as the shares of Restricted Stock and shall be held by the Company, if the shares of Restricted Stock that such dividend is attributed to is being so held, unless otherwise determined by the Committee.  In addition, notwithstanding any provision to the contrary herein, any dividends, whether cash dividends or any Shares received as a dividend, declared with respect to shares of Restricted Stock subject to this Agreement shall be held in escrow by the Committee until such time as the shares of Restricted Stock that such dividends are attributed to shall become Vested Shares, and in the event that such shares of Restricted Stock are subsequently forfeited, the dividends attributable to such portion shall be forfeited as well.  If the Recipient forfeits any rights he or she has under this Agreement, the Recipient shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the forfeited Restricted Stock and shall no longer be entitled to vote or receive dividends on such shares.

(b)Adjustments to Shares.  If at any time while this Agreement is in effect (or Shares granted hereunder shall be or remain unvested while Recipient’s Continuous Service continues and has not yet terminated or ceased for any reason), there shall be any increase or decrease in the number of issued and outstanding Shares of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of such Shares, then and in that event, the Board or the Committee shall make any adjustments it deems fair and appropriate, in view of such change, in the number of shares of Restricted Stock then subject to this Agreement.  If any such adjustment shall result in a fractional Share, such fraction shall be disregarded.

(c)No Restrictions on Certain Transactions.  Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding Restricted Stock awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company; (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Restricted Stock and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the Restricted Stock includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

6.Transferability.  Unless otherwise determined by the Committee, the shares of Restricted Stock are not transferable unless and until they become Vested Shares in accordance with this Agreement, other than by will or under the applicable laws of descent and distribution.  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.  Except as otherwise permitted pursuant to the first sentence of this Section, any attempt to effect a Transfer of any shares of Restricted Stock prior to the date on which the shares become Vested Shares shall be void ab initio.  For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

7.Tax Matters; Section 83(b) Election.

(a)Section 83(b) Election.  If the Recipient properly elects, within thirty (30) days of the Date of Grant, to include in gross income for federal income tax purposes an amount equal to the fair market value (as of the Date of Grant) of the Restricted Stock pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), a form of which is attached hereto as Exhibit A, the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local income taxes required to be withheld with respect to the Restricted Stock.

If the Recipient shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any Shares that otherwise would be issued to the Recipient under this Agreement) otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

(b)No Section 83(b) Election.  If the Recipient does not properly make the election described in paragraph 7(a) above, the Recipient shall, no later than the date or dates as of which the restrictions referred to in this Agreement hereof shall lapse, pay to the Company, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock (including without limitation the vesting thereof), and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any Shares that otherwise would be distributed to the Recipient under this Agreement) otherwise due to Recipient any federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

(c)Recipient’s Responsibilities for Tax Consequences.  Tax consequences on the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the Restricted Stock (including without limitation the grant, vesting and/or forfeiture thereof) are the sole responsibility of the Recipient.  The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters, the making of a Section 83(b) election, and the Recipient’s filing, withholding and payment (or tax liability) obligations.

8.Amendment, Modification & Assignment; Non-Transferability.  This Agreement may only be modified or amended in a writing signed by the parties hereto.  No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement.  Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part.  The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

9.Complete Agreement.  This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10.Miscellaneous.

(a)No Right to (Continued) Employment or Service.  This Agreement and the grant of Restricted Stock hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b)No Limit on Other Compensation Arrangements.  Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)Severability.  If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Restricted Stock hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d)No Trust or Fund Created.  Neither this Agreement nor the grant of Restricted Stock hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person.  To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)Law Governing.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).

(f)Interpretation.  The Recipient accepts the Restricted Stock subject to all of the terms, provisions and restrictions of this Agreement and the Plan.  The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan.

(g)Headings.  Section, paragraph, and other headings and captions are provided solely as a convenience to facilitate reference.  Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h)Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or sent by nationally recognized courier postage prepaid, in the case of the Company, to the Company’s Secretary at 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i)Non-Waiver of Breach.  The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(j)Acceptance.  The Recipient hereby acknowledges receipt of a copy of the Plan.  The Recipient has read and understands the terms and provisions thereof and of this Agreement, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement.  The Recipient acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the underlying shares and that the Recipient had been advised to consult a tax advisor prior to such grant, vesting, or disposition.

(k)Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 20th day of July, 2020.

COMPANY:

SURGALIGN HOLDINGS, INC.

By:

	Name:	Terry M. Rich
	Title:	President and Chief Executive Officer

Dated: July 20, 2020

Agreed and Accepted:

RECIPIENT:

By:

Stuart F. Simpson

Dated: July 20, 2020

EXHIBIT A

ELECTION UNDER SECTION 83(b) OF THE U.S. INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with his or her receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

Name:
Spouse:
Taxpayer I.D. No.:
Address:

Tax Year:

2.The property with respect to which the election is made is described as follows: __________________ (________) shares of the common stock (“Common Shares”) of Surgalign Holdings, Inc. (the “Company”).

3. The date on which the property was transferred is ______________, 20__.

4. The property is subject to the following restrictions:

The Common Shares are required to be returned to the Company in the event that the undersigned ceases to perform services for the Company through certain dates specified in the Restricted Stock Agreement between me and the Company dated as of ___________, 20__.  This right lapses with regard to a portion of the Common Shares based on my Continuous Service as an Employee, Consultant or Director over time.

5. The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $______________________.

6. The amount (if any) paid for such property is: [ ZERO].

7.The amount to include in gross income is $______, which is the result of the amount reported in Item 5 minus the amount reported in Item 6.

The undersigned will file this election with the Internal Revenue Service office with which the taxpayer files [his/her] annual income tax return not later than 30 days after the date of the transfer of the property. The undersigned has also submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property.  The undersigned is the person performing the services in connection with which the property was transferred.  The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:	, 20
Signature of Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated:	, 20
Spouse of Taxpayer

EXHIBIT B

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I, __________________________, hereby sell, assign and transfer unto _______________________________________(__________) shares of common stock of Surgalign Holdings, Inc. standing in my name of the books of said corporation represented by Certificate No. ________ herewith and do hereby irrevocably constitute and appoint _____________________________ to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Stock Assignment may be used only in accordance with the Restricted Stock Agreement between Surgalign Holdings, Inc. and the undersigned dated_________________, _______.

Dated:	,

Signature:

Print Name:

INSTRUCTIONS:

Please DO NOT fill in any blanks other than the signature lines.

The purpose of this assignment is to enable the Company to receive the return of the shares of common stock as set forth in the Restricted Stock Agreement, without requiring additional signatures on the part of the Recipient.

EXHIBIT C

CONSENT OF SPOUSE

I, ____________________, spouse of ___________________, have read and approve the foregoing Restricted Stock Agreement (the “Agreement”).  In consideration of the Company’s grant to my spouse of the shares of common stock of Surgalign Holdings, Inc. as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of common stock issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state or country of our residence as of the date of the signing of the foregoing Agreement.

Dated:	, 20

Signature of Spouse

Print Name: